Exhibit (h)(vi)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT is made as of the 6th day of December, 2006 by and between SUNAMERICA EQUITY FUNDS, SUNAMERICA INCOME FUNDS, each a Massachusetts business trust, SUNAMERICA FOCUSED SERIES, INC., SUNAMERICA MONEY MARKET FUNDS, INC., SUNAMERICA SENIOR FLOATING RATE FUND, INC., each a Maryland Corporation, AIG SERIES TRUST, a Delaware statutory trust (each a “Fund” and collectively the “Funds”) and AIG SUNAMERICA ASSET MANAGEMENT CORP., a Delaware corporation (the “Adviser”).

WHEREAS, the Adviser serves as the investment adviser to the Funds’ series set forth on Exhibit A pursuant to Investment Advisory and Management Agreements for each Fund (collectively, the “Agreements”); and

WHEREAS, the Funds and Adviser desire to memorialize existing arrangements and reflect any new arrangements between the Adviser and each Fund whereby the Adviser has agreed to waive its fees and/or reimburse expenses to the extent necessary to cap the annual fund operating expenses of the Funds at certain levels.

NOW THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	The Adviser agrees to waive its fees and/or reimburse expenses, to the extent necessary so that the “annual fund operating expenses,” as described in the registration statement form applicable to the Funds, for each Fund’s series or classes set forth on Exhibit A do not exceed the percentage of average daily net assets set forth on Exhibit A. Annual fund operating expense shall not include extraordinary expenses, as determined under generally accepted accounting principals, or “acquired fund” fees and expenses. Exhibit A may be amended from time to time to reflect the termination and/or modification of any waivers/reimbursements with respect to a Fund’s series or classes.

2.	This Agreement shall be effective as of the date first written above and shall continue in effect with respect to each Fund unless terminated by the Board of Directors/Trustees of the Funds (referred to herein as “Directors”), including a majority of the independent directors. Independent directors are directors who are not deemed to be “interested persons” of the Funds, as defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended. Upon the termination of any of the Agreements with respect to a Fund and/or series thereof, this Expense Limitation Agreement shall automatically terminate with respect to the corresponding Fund and/or series thereof.

3.	With respect to certain series of the Funds, identified on Exhibit A, the Adviser hereby retains the right to receive reimbursements of reductions of the fees paid to the Adviser under the Agreements and the expenses paid by it or reimbursed in accordance with paragraph 1 above, for a period of two years after the occurrence of any waiver and/or reimbursement; provided however, that such payment to the Adviser does not cause the annual fund operating expenses of a Fund’s series or classes to exceed the limits in Exhibit A.

4.	This Expense Limitation Agreement shall be constructed in accordance with the laws of the State of New York.

5.	This Expense Limitation Agreement may be amended by mutual consent or the parties hereto in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Expense Limitation Agreement to be executed by their duly authorized officers as of the day and year first above written.

SUNAMERICA EQUITY FUNDS
SUNAMERICA INCOME FUNDS
SUNAMERICA FOCUSED SERIES, INC.
SUNAMERICA MONEY MARKET FUNDS, INC.
SUNAMERICA SENIOR FLOATING RATE FUND, INC.
AIG SERIES TRUST

By:	/s/ Gregory N. Bressler
Name:	Gregory N. Bressler
Title:	Secretary

AIG SUNAMERICA ASSET MANAGEMENT CORP.

By:	/s/ Peter A. Harbeck
Name:	Peter A. Harbeck
Title:	President

EXHIBIT A

EXPENSE CAPS

FUND/SERIES NAME	ANNUAL TOTAL FUND OPERATING EXPENSES (as a percentage of average daily net assets)

	Class A	Class B	Class C	Class I	Class Z
SunAmerica Equity Funds
SunAmerica International Equity Fund (R)[1]	1.90%	2.55%	2.55%	1.80%	N/A
SunAmerica Value Fund (R)	1.63%	2.28%	2.28%	N/A	1.06%
SunAmerica International Small-Cap Fund (R)	1.90%	2.55%	2.55%	N/A	N/A

SunAmerica Series, Inc.
Focused Large-Cap Growth Portfolio (R)	— [2]	— [2]	— [2]	N/A	N/A
Focused Growth Portfolio (R)	1.72%	2.37%	2.37%	N/A	N/A
Focused Small-Cap Growth Portfolio (R)	1.72%	2.37%	2.37%	1.33%	N/A
SunAmerica Strategic Value Portfolio (R)	1.72%	2.37%	2.37%	N/A	N/A
Focused Small-Cap Value Portfolio (R)	1.72%	2.37%	2.37%	N/A	N/A
Focused Dividend Strategy Portfolio (R)	— [2,4]	— [2,4]	— [2,4]	N/A	N/A
Focused Growth and Income Portfolio (R)	1.72%	2.37%	2.37%	1.32%	N/A
Focused Technology Portfolio (R)	1.88%	2.53%	2.53%	N/A	N/A
Focused StarALPHA Portfolio (R)	1.72%	N/A	2.37%	N/A	N/A

EXHIBIT A

EXPENSE CAPS

FUND/SERIES NAME	ANNUAL TOTAL FUND OPERATING EXPENSES (as a percentage of average daily net assets)

	Class A	Class B	Class C	Class I	Class Z
SunAmerica Income Funds
SunAmerica U.S. Government Securities Funds (R)	0.99%	1.64%	1.64%	N/A	N/A
SunAmerica GNMA Fund (R)	0.99%	1.64%	1.64%	N/A	N/A
SunAmerica Strategic Bond Fund	1.40%	2.05%	2.05%	N/A	N/A
SunAmerica High Yield Bond Fund	1.36%	2.01%	2.01%	N/A	N/A
SunAmerica Tax Exempt Insured Fund	— [2]	— [2]	— [2]	N/A	N/A

SunAmerica Money Market Funds, Inc.
SunAmerica Money Market Fund	— [2]	— [2]	— [2]	0.80%	N/A
SunAmerica Municipal Money Market Fund	0.95%	1.70%	1.70%	N/A	N/A

SunAmerica Senior Floating Rate Fund, Inc.	1.45%	N/A	1.75%	N/A	N/A

SunAmerica Specialty Series
2015 High Watermark Fund (R)	1.65%	N/A	2.30%	1.18%	N/A
2020 High Watermark Fund (R)	1.65%	N/A	2.30%	1.18%	N/A
SunAmerica Alternative Strategies Fund (R)[3]	1.72%	N/A	2.37%	N/A	1.52%(Class W)
SunAmerica Global Trends Fund (R)[3]	1.85%	N/A	2.50%	N/A	1.65%(Class W)
SunAmerica Focused Alpha Growth Fund(R)	1.72%	N/A	2.37%	N/A	1.52% (Class W)
SunAmerica Focused Alpha Large-Cap Fund(R)	1.72%	N/A	2.37%	N/A	1.52% (Class W)

[1]	(R) indicates that this series is subject to the recoupment provisions set forth in paragraph 3 of the Expense Limitation Agreement.
[2]	— indicates no expense cap in effect for the class.
[3]

Notwithstanding anything to the contrary in this Expense Limitation Agreement, the fees and expenses associated with the Fund’s investment in SunAmerica a wholly-owned Cayman subsidiary of the Fund, will be included in determining the amount of “annual fund operating expenses” for purposes of calculating the expense cap hereunder, even though such fees and expenses may be disclosed in the Fund’s registration statement as “acquired fund” fees and expenses.

[4]

This series is subject to the recoupment provision set forth in paragraph 3 of the Expense Limitation Agreement until February 28, 2013 at the prior expense caps of 0.95%, 1.60% and 1.60% for classes A, B and C, respectively.

As amended: January 22, 2007; March 6, 2007; December 10, 2007; August 26, 2008; January 25, 2010, February 28, 2011,March 1, 2011 and August 24, 2011.